Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CAMAC Energy, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CAMAC Energy, Inc. on Form S-3 (File No. 333-163869 and 333-167013) and on Forms S-8 (File No. 333-175294, 333-160737, 333-152061 and 333-194503).

/s/ GRANT THORNTON LLP

Houston, Texas

March 14, 2014